EXHIBIT 5

[Sullivan & Cromwell LLP letterhead]

November 26, 2004

The Goldman Sachs Group, Inc.,
   85 Broad Street,
     New York, New York 10004.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the “Act”) of $200,000,000 of deferred compensation obligations (the “Obligations”) of The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), that may be issued by the Company pursuant to The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.S. Participating Managing Directors and The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.S. Extended Managing Directors and Other Select Employees (together, the “Plans”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Obligations (the “Registration Statement”) has become effective under the Act, the Plans, each substantially in the form filed as an exhibit to the Registration Statement, have been duly adopted by the Company, the terms of the Obligations are duly established in conformity with the Plans so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Obligations have been duly issued and paid for in accordance with the terms of the Plans as contemplated by the Registration Statement, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Interest of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, Sullivan & Cromwell LLP